77 C - Matters submitted to a vote of security holders
On October 18, 2013, the JOHCM Emerging Markets Opportunities Fund, JOHCM International Select Fund and the JOHCM Global Equity Fund (together the "JOHCM Funds") held a special meeting of shareholders to approve the Agreement and Plan of Reorganization.
Shareholders of record of the JOHCM Funds on August 26, 2013 were entitled to vote on the proposals.
The proposal was approved by shareholders at the special meeting held on October 18, 2013 and the votes recorded during the special meeting are provided below. Percentage information relates to the votes recorded as a percentage of the outstanding shares on the record date.

JOHCM
Emerging Markets
Opportunities
Fund
            Votes For            Votes Against            Abstained
          Number Percentage     Number Percentage     Number Percentage
(Record date outstanding shares: 150,001)
          150,001  100%           0      0%             0        0%




JOHCM
International
Select
Fund
            Votes For            Votes Against            Abstained
        Number Percentage      Number Percentage      Number Percentage
(Record date outstanding shares: 32,776,207)
       18,174,163  55.45%       99,088    0.30%       595,336      1.82%




JOHCM
Emerging
Markets
Opportunities
Fund
            Votes For            Votes Against            Abstained
          Number Percentage     Number Percentage      Number Percentage
(Record date outstanding shares: 641,177)
          641,177  100%           0       0%             0        0%